Exhibit 99.1

Hornbeck Offshore to Commence Exchange Offer of 6.125% Senior Notes Due 2014

[ PR Newswire · 2005-02-07 ]

NEW ORLEANS, Feb. 7 /PRNewswire-FirstCall/ — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today the commencement of its offer to exchange any and all of the $225,000,000 aggregate principal amount of its outstanding 6.125% Series A Senior Notes due 2014 (CUSIPs 440543 AA 4 and U44070 AA 5) (collectively, the “Old Notes”), which were sold in accordance with Rule 144A or Regulation S of the Securities Act of 1933 (the “Act”) for an equal aggregate principal amount of its 6.125% Series B Senior Notes due 2014 (CUSIP 440543 AB 2) (the “New Notes”). The issuance of the New Notes has been registered under the Act.

Hornbeck Offshore will accept for exchange any and all original notes validly tendered and not validly withdrawn before the expiration time of 5:00 p.m., New York City time on March 7, 2005 (the “Expiration Time”), unless extended. Original notes validly tendered may be withdrawn at any time before the Expiration Time only in accordance with the withdrawal rights set forth in the exchange offer prospectus under the caption “Exchange Offer - Withdrawal of Tenders.”

Copies of the exchange offer prospectus and related transmittal materials governing the exchange offer may be obtained from the exchange agent, Wells Fargo Bank, National Association Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, 6th & Marquette Avenue, Minneapolis, Minnesota 55479 or by calling 1-800-344-5128.

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Old Notes.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

Contacts:	Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

Ken Dennard, Managing Partner
Lisa Elliott, Vice President
DRG&E / 713-529-6600

SOURCE    Hornbeck Offshore Services, Inc.